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                                                                   EXHIBIT 10.29

                    CHANGE OF CONTROL INCENTIVE BONUS PROGRAM

If prior to the earlier of 10 years from the date of this Agreement or the vesting of ail shares of Common Stock available for vesting under the Incentive Stock Option Agreements (the "ISO Agreements") dated July 31, 2000, between Executive and each of Alon USA Operating, Inc. and Alon Assets, Inc. (each, a "Parent Company"), and while Executive remains employed pursuant to this Agreement, or following his termination by the Company without Cause or by Executive for Good Reason, Alon Isreal Oil Company, Ltd. sells, transfers or otherwise disposes of a majority of the amount of its ownership of the Parent Companies as of the date of this Agreement to a person not its affiliate in a transaction that is subject to Section 6 of the Shareholder Agreements of even date between Executive and each of the Parent Companies, and Executive's actual and contingent ownership of equity securities of the Parent Companies are included in such transaction (a "Covered Transaction"), Executive will receive a bonus upon the closing of the Covered Transaction based upon the implied valuation given to the Parent Companies which is in excess of the value of Executive's equity ownership of the Parent Companies, provided that the value placed upon the Parent Companies, in the aggregate exceeds the amount for the year of sale specified in the table below. The actual bonus to Executive will be calculated on the following basis:

Bonus = ((Implied Equity Value of Parent Companies(1) - $20 million) *8%(2)) - Amount Realized by Executive from Actual and Contingent Ownership(3): If the amount realized with respect to the Parent Companies in any year does not exceed the amount specified in the second column of the following table, no bonus will be payable.

If the Amount Realized by Executive from actual and contingent ownership of the Parent Companies in a Covered Transaction that occurs on or before July 31, 2003 is less than $3 million, the Executive will receive a cash bonus payment under this program equal to $3 million minus the amount realized by Executive from such transaction from actual and contingent ownership of the Parent Companies.

                                Minimum Equity Value Given
Year of Covered Transaction        to Parent Companies
---------------------------     --------------------------
       Prior to 7/31/01                 $ 30,000,000

     8/01/01 to 7/31/02                   37,500,000

     8/01/02 to 7/31/03                   46,875,000

     8/01/03 to 7/31/04                   58,593,750

     8/01/04 to 7/31/05                   73,242,187

     8/01/05 to 7/31/06                   91,552,734

     8/01/06 to 7/31/07                  114,440,917

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(1) Pre tax value of Parent Companies in the transaction to holders of all equity securities, including amounts paid for subordinated debt (limited together with equity at inception to $20,000,000) payable to holders of Parent Company equity securities.

(2) The 8% factor shall be reduced by the percentage of shares of Common Stock subject to the ISO Agreements that either (i) were vested and exercisable but not exercised or(ii) had lapsed and were not available for exercise pursuant to the ISO Agreement.

(3) Represents proceeds to Executive with respect to equity securities owned by Executive plus the value of contingent securities realized by Executive in such transaction, such as options issued to Executive.